Exhibit 99.1

1 Fountain Square Chattanooga, TN 37402 www.unum.com

FOR IMMEDIATE RELEASE
Contacts
MEDIA	Natalie Godwin ngodwin@unum.com
INVESTORS	Matt Royal mroyal@unum.com

Unum Group Reports First Quarter 2023 Results

•Net income of $358.3 million ($1.80 per diluted common share) for the first quarter of 2023; after-tax adjusted operating income was $372.6 million ($1.87 per diluted common share).

•Full-year 2023 outlook increased following strong first quarter and underlying trends; Previous outlook of an increase in after-tax adjusted operating income per share of 8 percent to 12 percent increased to 20 percent to 25 percent when comparing to historically reported 2022 results, or an increase of 10 percent to 15 percent on a consistent basis under ASU 2018-12.

•Positive top-line trends with core operations sales growth of 18.9 percent and premium growth of nearly 4 percent on a constant currency basis.

•Solid balance sheet and liquidity with holding company liquidity of $1.3 billion and weighted average risk-based capital ratio of approximately 425 percent.

•Book value per common share of $46.85 grew 37.3 percent over the year-ago quarter; book value per common share excluding accumulated other comprehensive income (AOCI) of $62.88 grew 12.1 percent over the year-ago quarter.

CHATTANOOGA, Tenn. (May 2, 2023) - Unum Group (NYSE: UNM) today reported net income of $358.3 million ($1.80 per diluted common share) for the first quarter of 2023, compared to net income of $240.4 million ($1.18 per diluted common share) for the first quarter of 2022.

Included in net income for the first quarter of 2023 are the after-tax amortization of the cost of reinsurance of $8.7 million ($0.04 per diluted common share), the after-tax impact of non-contemporaneous reinsurance of $5.7 million ($0.03 per diluted common share), and a net after-tax investment gain on the Company’s investment portfolio of $0.1 million (de minimis amount per diluted common share). Included in net income for the first quarter of 2022 are the after-tax amortization of the cost of reinsurance of $10.6 million ($0.05 per diluted common share), the after-tax impact of non-contemporaneous reinsurance of $9.8 million ($0.05 per diluted common share) and a net after-tax investment loss on the Company’s investment portfolio of $10.6 million ($0.05 per diluted common share). Excluding the items above, after-tax adjusted operating income was $372.6 million ($1.87 per diluted common share) in the first quarter of 2023, compared to $271.4 million ($1.33 per diluted common share) in the first quarter of 2022.

Effective January 1, 2023, the Company adopted Accounting Standards Update 2018-12 (ASU 2018-12) which amended the accounting and disclosure requirements for long-duration insurance contracts, with changes applied as of January 1, 2021. All prior period operating results and related metrics throughout this document have been adjusted for the impacts of the adoption.

"Our momentum from 2022 carried into the delivery of strong results in the first quarter, with increases in sales and premium across our core operations and performance of our group disability business. Our investments in digital capabilities continue to enable greater reach across employers and drive sustainable growth,” said Richard P. McKenney, president and chief executive officer. “Our business thrives in today’s environment, and given the strength of our balance sheet, we have flexibility to execute on our strategy of growth and return capital to shareholders.”

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

RESULTS BY SEGMENT

We measure and analyze our segment performance on the basis of "adjusted operating income" or "adjusted operating loss", which differ from income before income tax as presented in our consolidated statements of income due to the exclusion of investment gains and losses, amortization of cost of reinsurance, and the impact of non-contemporaneous reinsurance. Investment gains or losses primarily include realized investment gains or losses, expected investment credit losses, and gains or losses on derivatives. These performance measures are in accordance with GAAP guidance for segment reporting, but they should not be viewed as a substitute for income before income tax or net income.

Unum US Segment

Unum US reported adjusted operating income of $312.5 million in the first quarter of 2023, an increase of 85.7 percent from $168.3 million in the first quarter of 2022. Premium income increased 4.3 percent to $1,609.6 million in the first quarter of 2023, compared to $1,543.0 million in the first quarter of 2022. Net investment income decreased 8.0 percent to $157.3 million in the first quarter of 2023, compared to $171.0 million in the first quarter of 2022.

Within the Unum US operating segment, the group disability line of business reported a 132.0 percent increase in adjusted operating income to $145.7 million in the first quarter of 2023, compared to $62.8 million in the first quarter of 2022. Premium income for the group disability line of business increased 8.7 percent to $745.0 million in the first quarter of 2023, compared to $685.5 million in the first quarter of 2022, driven by in-force block growth and higher sales, partially offset by lower persistency in the group short-term disability product line. Net investment income decreased 10.2 percent to $81.1 million in the first quarter of 2023, compared to $90.3 million in the first quarter of 2022, due to a lower level of invested assets, a decrease in the yield on invested assets, and lower miscellaneous investment income. The benefit ratio for the first quarter of 2023 was 60.0 percent, compared to 74.0 percent in the first quarter of 2022, due to lower claims incidence in both the group short-term and long-term disability product lines, favorable claim resolutions driven by recoveries in our group long-term disability product line, and favorable discount rate impacts on new claims. Group long-term disability sales were $53.9 million in the first quarter of 2023, an increase of 32.8 percent from $40.6 million in the first quarter of 2022. Group short-term disability sales were $37.0 million in the first quarter of 2023, an increase of 33.1 percent from $27.8 million in the first quarter of 2022. Persistency in the group long-term disability product line was 90.6 percent for the first quarter of 2023, compared to 90.4 percent for the first quarter of 2022. Persistency in the group short-term disability product line was 87.2 percent for the first quarter of 2023, compared to 89.2 percent for the first quarter of 2022.

The group life and accidental death and dismemberment line of business reported adjusted operating income of $40.1 million in the first quarter of 2023, compared to an adjusted operating loss of $10.6 million in the first quarter of 2022. Premium income for this line of business increased slightly to $456.6 million in the first quarter of 2023, compared to $454.7 million in the first quarter of 2022, driven by higher sales, partially offset by lower persistency. Net investment income decreased 9.2 percent to $22.6 million in the first quarter of 2023, compared to $24.9 million in the first quarter of 2022, due primarily to lower miscellaneous investment income and a decrease in the level of invested assets. The benefit ratio in the first quarter of 2023 was 75.0 percent, compared to 87.9 percent in the first quarter of 2022, due to lower mortality in the group life product line, resulting primarily from lessening impacts of COVID-19 on our insured population. Sales of group life and accidental death and dismemberment products increased 16.4 percent in the first quarter of 2023 to $39.1 million, compared to $33.6 million in the first quarter of 2022. Persistency in the group life product line was 88.8 percent for the first quarter of 2023, compared to 89.0 percent for the first quarter of 2022. Persistency in the accidental death and dismemberment product line was 87.6 percent for the first quarter of 2023, compared to 88.2 percent for the first quarter of 2022.

The supplemental and voluntary line of business reported an increase of 9.1 percent in adjusted operating income to $126.7 million in the first quarter of 2023, compared to $116.1 million in the first quarter of 2022. Premium income for the supplemental and voluntary line of business increased to $408.0 million in the first quarter of 2023, compared to $402.8 million in the first quarter of 2022, with higher sales in the individual disability product line, partially offset by lower persistency. Net investment income decreased 3.9 percent to $53.6 million in the first quarter of 2023, compared to $55.8 million in the first quarter of 2022, due primarily to a decline in yield on invested assets, partially offset by an increase in the level of invested assets. The benefit ratio for the voluntary benefits product line was 36.0

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	2

percent in the first quarter of 2023, compared to 44.9 percent in the first quarter of 2022, due to lower reserves driven by lapses as well as lower mortality within the life product line, resulting primarily from lessening impacts of COVID-19 on our insured population. The benefit ratio for the individual disability product line was 45.3 percent for the first quarter of 2023, compared to 54.6 percent in the first quarter of 2022, due primarily to higher mortality and lower claims incidence. The benefit ratio for the dental and vision product line was 80.2 percent for the first quarter of 2023, compared to 73.4 percent in the first quarter of 2022, due primarily to higher claims incidence. Relative to the first quarter of 2022, sales in the voluntary benefits product line increased 17.6 percent in the first quarter of 2023 to $110.9 million. Sales in the individual disability product line increased 31.5 percent in the first quarter of 2023 to $26.7 million. Sales in the dental and vision product line totaled $9.0 million for the first quarter of 2023, which was generally consistent compared to the first quarter of 2022. Persistency in the voluntary benefits product line was 74.2 percent for the first quarter of 2023, compared to 75.9 percent for the first quarter of 2022. Persistency in the individual disability product line was 89.2 percent for the first quarter of 2023, compared to 89.3 percent for the first quarter of 2022. Persistency in the dental and vision product line was 76.9 percent for the first quarter of 2023, compared to 84.0 percent for the first quarter of 2022.

Unum International Segment

The Unum International segment reported adjusted operating income of $38.4 million in the first quarter of 2023, an increase of 48.3 percent from $25.9 million in the first quarter of 2022. Premium income increased slightly to $188.6 million in the first quarter of 2023, compared to $187.8 million in the first quarter of 2022. Net investment income was $30.9 million in the first quarter of 2023, compared to $34.5 million in the first quarter of 2022. Sales increased 33.9 percent to $45.8 million in the first quarter of 2023, compared to $34.2 million in the first quarter of 2022. For the first quarter of 2023, Unum International results were unfavorably impacted by the British pound sterling to U.S. dollar exchange rate, relative to the first quarter of 2022.
The Unum UK line of business reported adjusted operating income, in local currency, of £31.0 million in the first quarter of 2023, an increase of 66.7 percent from £18.6 million in the first quarter of 2022. Premium income was £133.9 million in the first quarter of 2023, an increase of 9.1 percent from £122.7 million in the first quarter of 2022, due to in-force block growth and higher sales. Net investment income was £23.7 million in the first quarter of 2023, a decrease of 2.1 percent from £24.2 million in the first quarter of 2022, due to lower investment income from inflation index-linked bonds. The benefit ratio in the first quarter of 2023 was 68.5 percent, compared to 81.2 percent in the first quarter of 2022, due to favorable claim resolutions driven by higher mortality in the group long-term disability product line, higher discount rates on new claims, and lower inflation-linked experience in benefits, partially offset by higher mortality in the group life product line. Sales increased 37.8 percent to £30.6 million in the first quarter of 2023, compared to £22.2 million in the first quarter of 2022. Persistency in the group long-term disability product line was 90.1 percent for the first quarter of 2023, compared to 88.1 percent for the first quarter of 2022. Persistency in the group life product line was 81.5 percent for the first quarter of 2023, compared to 88.0 percent for the first quarter of 2022. Persistency in the supplemental product line was 88.9 percent for the first quarter of 2023, compared to 90.4 percent for the first quarter of 2022.

Colonial Life Segment

Colonial Life reported adjusted operating income of $93.9 million in the first quarter of 2023, an 8.7 percent decrease compared to $102.9 million in the first quarter of 2022. Premium income decreased slightly to $429.5 million in the first quarter of 2023, compared to $430.7 million in the first quarter of 2022, due to lower persistency, partially offset by higher prior period sales. Net investment income decreased to $37.3 million in the first quarter of 2023, compared to $38.1 million in the first quarter of 2022, due to lower miscellaneous investment income, partially offset by an increase in the level of invested assets. The benefit ratio was 53.0 percent in the first quarter of 2023, compared to 53.2 percent in the first quarter of 2022, primarily driven by favorable mortality experience in the life product line resulting from lessening impacts of COVID-19 on our insured population, partially offset by unfavorable benefits experience in the cancer and critical illness product line. Sales increased 2.7 percent to $106.8 million in the first quarter of 2023, compared to $104.0 million in the first quarter of 2022. Persistency in the Colonial Life segment was 77.3 percent for the first quarter of 2023, compared to 78.7 percent for the first quarter of 2022.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	3

Closed Block Segment

The Closed Block segment reported adjusted operating income of $58.2 million in the first quarter of 2023, which excludes the amortization of cost of reinsurance of $11.0 million and the impact of non-contemporaneous reinsurance of $7.3 million related to the Closed Block individual disability reinsurance transaction, compared to $78.6 million in the first quarter of 2022, which excludes the amortization of cost of reinsurance of $13.4 million and the impact of non-contemporaneous reinsurance of $12.4 million related to the Closed Block individual disability reinsurance transaction. Premium income for this segment is largely driven by our long-term care product line, and in the first quarter of 2023, premium income for long-term care was generally consistent with the same period of 2022. Net investment income decreased 6.4 percent to $257.2 million in the first quarter of 2023, compared to $274.8 million in the first quarter of 2022, primarily due to lower miscellaneous investment income related to smaller increases in the net asset value (NAV) on our private equity partnerships, partially offset by an increase in the level of invested assets.

The interest adjusted loss ratio for the long-term care line of business was 86.6 percent in the first quarter of 2023, compared to an interest adjusted loss ratio of 82.2 percent in the first quarter of 2022, driven primarily by higher claim incidence. The interest adjusted loss ratio for long-term care for the rolling twelve months ended March 31, 2023 was 84.7 percent.

Corporate Segment

The Corporate segment reported an adjusted operating loss of $33.5 million in the first quarter of 2023, compared to an adjusted operating loss of $40.4 million in the first quarter of 2022, due primarily to increased net investment income, which was caused by an increase in yield on invested assets, partially offset by higher pension expenses.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	4

OTHER INFORMATION

Shares Outstanding

The Company’s weighted average number of shares outstanding, assuming dilution, was 199.5 million for the first quarter of 2023, compared to 203.5 million for the first quarter of 2022. Shares outstanding totaled 197.4 million at March 31, 2023. During the first quarter of 2023, the Company repurchased 1.3 million shares at a total cost of $53.6 million.

Capital Management

At March 31, 2023, the weighted average risk-based capital ratio for the Company’s traditional U.S. insurance companies was approximately 425 percent, and the holding companies had available holding company liquidity of $1,343 million.

Book Value

Book value per common share as of March 31, 2023 was $46.85, compared to $34.12 at March 31, 2022. Book value per common share excluding AOCI as of March 31, 2023 was $62.88, compared to $56.11 at March 31, 2022.

Effective Tax Rate

Effective tax rate on adjusted operating earnings was 20.6 percent in the first quarter of 2023.

Outlook

Full-year 2023 outlook increased following strong first quarter and underlying trends. Previous outlook of an increase in after-tax adjusted operating income per share of 8 percent to 12 percent when comparing historically reported 2022 results to expected 2023 results under ASU 2018-12, increased to 20 percent to 25 percent, or an increase of 10 percent to 15 percent on a consistent basis under ASU 2018-12.

NON-GAAP FINANCIAL MEASURES

We analyze our performance using non-GAAP financial measures.  A non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.  The non-GAAP financial measure of "after-tax adjusted operating income" differs from net income as presented in our consolidated operating results and income statements prepared in accordance with GAAP due to the exclusion of investment gains or losses, the amortization of the cost of reinsurance, and the impact of non-contemporaneous reinsurance as specified in the reconciliations in the Financial Highlights section below.  Investment gains or losses primarily include realized investment gains or losses, expected investment credit losses, and gains or losses on derivatives. We believe after-tax adjusted operating income is a better performance measure and better indicator of the profitability and underlying trends in our business.

Investment gains or losses depend on market conditions and do not necessarily relate to decisions regarding the underlying business of our segments.  Our investment focus is on investment income to support our insurance liabilities as opposed to the generation of investment gains or losses.  Although we may experience investment gains or losses which will affect future earnings levels, a long-term focus is necessary to maintain profitability over the life of the business since our underlying business is long-term in nature, and we need to earn the interest rates assumed in calculating our liabilities.

We have exited a substantial portion of our Closed Block individual disability product line through the two phases of the reinsurance transaction that were executed in December 2020 and March 2021. As a result, we exclude the amortization of the cost of reinsurance that we recognized upon the exit of the business related to the policies on claim status as well as the impact of non-contemporaneous reinsurance that resulted from the adoption of ASU 2018-12. Due to the

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	5

execution of the second phase of the reinsurance transaction occurring after January 1, 2021, the transition date of ASU 2018-12, in accordance with the provisions of the ASU related to non-contemporaneous reinsurance, we were required to establish the ceded reserves using an upper-medium grade fixed-income instrument as of the reinsurance transaction date in March 2021, which resulted in higher ceded reserves compared to that which was reported historically. However, the direct reserves for the block reinsured in the second phase were calculated using the original discount rate utilized as of the transition date. Both the direct and ceded reserves are then remeasured at each reporting period using a current discount rate reflective of an upper-medium grade fixed-income instrument, with the changes recognized in other comprehensive income (loss). While the total equity impact is neutral, the different original discount rates utilized for direct and ceded reserves result in disproportionate earnings impacts. The impact of non-contemporaneous reinsurance will fluctuate depending on the magnitude of reserve changes during the period. We believe that the exclusion of these items provides a better view of our results from our ongoing businesses.

We may at other times exclude certain other items from our discussion of financial ratios and metrics in order to enhance the understanding and comparability of our operational performance and the underlying fundamentals, but this exclusion is not an indication that similar items may not recur and does not replace net income or net loss as a measure of our overall profitability.

CONFERENCE CALL INFORMATION

Members of Unum Group senior management will host a conference call on Wednesday, May 3, 2023, at 8:00 a.m. (Eastern Time) to discuss the results of operations for the first quarter of 2023. Topics may include forward-looking information, such as the Company’s outlook on future results, trends in operations, and other material information.

The dial-in number for the conference call is 1-833-470-1428 for U.S. (access code: 451193). For Canada, the dial-in number is 1-833-950-0062 (access code: 451193). For all other callers, the dial-in number is 1-929-526-1599 (access code: 451193). A live webcast of the call will also be available at www.investors.unum.com in a listen-only mode. It is recommended that webcast viewers access the “Investors” section of the Company’s website and opt-in to the webcast approximately 5-10 minutes prior to the start of the call. A replay of the webcast will be available on the Company's website. A replay of the call will also be available through Tuesday, May 9 by dialing 1-866-813-9403 (U.S.), 1-226-828-7578 (Canada), (0204) 525-0658 (U.K. local), or +44 (44-204) 525-0658 (all other locations) - access code 454983.

In conjunction with today’s earnings announcement, the Company’s Statistical Supplement for the first quarter of 2023 is available on the “Investors” section of the Company’s website.

# # #

ABOUT UNUM GROUP

Unum Group (NYSE: UNM), an international provider of workplace benefits and services, has been helping workers and their families for 175 years. Through its Unum and Colonial Life brands, the company offers disability, life, accident, critical illness, dental, vision and stop-loss insurance; leave and absence management support and behavioral health services. In 2022, Unum reported revenues of $12.0 billion and paid $7.9 billion in benefits. The Fortune 500 company is one of the 2023 World's Most Ethical Companies, recognized by the Ethisphere®.

For more information, connect with us on Facebook (www.facebook.com/unumbenefits) and LinkedIn (www.linkedin.com/company/unum).

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	6

SAFE HARBOR STATEMENT

Certain information in this news release constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those not based on historical information, but rather relate to our outlook, future operations, strategies, financial results, or other developments and speak only as of the date made. These forward-looking statements, including statements about anticipated growth in after-tax adjusted operating income per share, are subject to numerous assumptions, risks, and uncertainties, many of which are beyond our control. The following factors, in addition to other factors mentioned from time to time, may cause actual results to differ materially from those contemplated by the forward-looking statements: (1) fluctuation in insurance reserve liabilities and claim payments due to changes in claim incidence, recovery rates, mortality and morbidity rates, and policy benefit offsets due to, among other factors, the rate of unemployment and consumer confidence, the emergence of new diseases, epidemics, or pandemics, new trends and developments in medical treatments, the effectiveness of our claims operational processes, and changes in governmental programs; (2) sustained periods of low interest rates; (3) unfavorable economic or business conditions, both domestic and foreign, that may result in decreases in sales, premiums, or persistency, as well as unfavorable claims activity or unfavorable returns on our investment portfolio; (4) the impact of pandemics and other public health issues, including COVID-19, on our business, financial position, results of operations, liquidity and capital resources, and overall business operations; (5) changes in, or interpretations or enforcement of, laws and regulations; (6) our ability to hire and retain qualified employees; (7) a cyber attack or other security breach could result in the unauthorized acquisition of confidential data; (8) the failure of our business recovery and incident management processes to resume our business operations in the event of a natural catastrophe, cyber attack, or other event; (9) investment results, including, but not limited to, changes in interest rates, defaults, changes in credit spreads, impairments, and the lack of appropriate investments in the market which can be acquired to match our liabilities; (10) increased competition from other insurers and financial services companies due to industry consolidation, new entrants to our markets, or other factors; (11) changes in our financial strength and credit ratings; (12) our ability to develop digital capabilities or execute on our technology systems upgrades or replacements; (13) actual experience in the broad array of our products that deviates from our assumptions used in pricing, underwriting, and reserving; (14) ineffectiveness of our derivatives hedging programs due to changes in forecasted cash flows, the economic environment, counterparty risk, ratings downgrades, capital market volatility, changes in interest rates, and/or regulation. (15) availability of reinsurance in the market and the ability of our reinsurers to meet their obligations to us; (16) ability to generate sufficient internal liquidity and/or obtain external financing; (17) damage to our reputation due to, among other factors, regulatory investigations, legal proceedings, external events, and/or inadequate or failed internal controls and procedures; (18) the use and reliance on third-party vendors, including vendors providing web and cloud-based applications, may disrupt our business, and impact our ability to leverage data; (19) recoverability and/or realization of the carrying value of our intangible assets, long-lived assets, and deferred tax assets; (20) effectiveness of our risk management program; (21) contingencies and the level and results of litigation; (22) fluctuation in foreign currency exchange rates; and (23) our ability to meet environmental, social, and governance standards and expectations of investors, regulators, customers, and other stakeholders

For further discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Part 1, Item 1A “Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2022. The forward-looking statements in this news release are being made as of the date of this news release, and we expressly disclaim any obligation to update or revise any forward-looking statement contained herein, even if made available on our website or otherwise.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	7

Unum Group
FINANCIAL HIGHLIGHTS
(Unaudited)

($ in millions, except share data)
	Three Months Ended March 31
	2023	2022
		As Adjusted
Revenue
Premium Income	$2,459.3	$2,401.4
Net Investment Income	508.8	527.2
Net Investment Gain (Loss)	0.1	(13.8)
Other Income	67.9	65.8
Total Revenue	3,036.1	2,980.6

Benefits and Expenses
Policy Benefits Including Remeasurement Loss or Gain	1,736.4	1,914.2
Commissions	293.9	273.2
Interest and Debt Expense	48.1	46.9
Deferral of Acquisition Costs	(157.7)	(141.8)
Amortization of Deferred Acquisition Costs	115.9	103.6
Other Expenses	548.2	488.8
Total Benefits and Expenses	2,584.8	2,684.9

Income Before Income Tax	451.3	295.7
Income Tax Expense	93.0	55.3

Net Income	$358.3	$240.4

PER SHARE INFORMATION

Net Income Per Common Share
Basic	$1.81	$1.19
Assuming Dilution	$1.80	$1.18

Weighted Average Common Shares - Basic (000s)	198,111.2	202,628.8
Weighted Average Common Shares - Assuming Dilution (000s)	199,520.1	203,504.3
Outstanding Shares - (000s)	197,365.3	201,866.7

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	8

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended March 31
	2023		2022
	(in millions)	per share *	(in millions)	per share *
Net Income	$358.3	$1.80	$240.4	$1.18
Excluding:
Net Investment Gain (Loss), Other (net of tax benefit of $—; $3.2)	0.1	—	(10.6)	(0.05)
Amortization of the Cost of Reinsurance (net of tax benefit of $2.3; $2.8)	(8.7)	(0.04)	(10.6)	(0.05)
Non-Contemporaneous Reinsurance (net of tax benefit of $1.6; $2.6)	(5.7)	(0.03)	(9.8)	(0.05)
After-tax Adjusted Operating Income	$372.6	$1.87	$271.4	$1.33

* Assuming Dilution

	March 31
	2023		2022
	(in millions)	per share	(in millions)	per share
Total Stockholders' Equity (Book Value)	$9,247.4	$46.85	$6,887.8	$34.12
Excluding:
Net Unrealized Gain (Loss) on Securities	(2,205.2)	(11.17)	1,120.6	5.55
Effect of Change in Discount Rate Assumptions on the Liability for Future Policy Benefits	(260.0)	(1.33)	(4,912.6)	(24.33)
Net Gain on Hedges	7.8	0.04	51.4	0.25
Subtotal	11,704.8	59.31	10,628.4	52.65
Excluding:
Foreign Currency Translation Adjustment	(365.4)	(1.85)	(306.1)	(1.52)
Subtotal	12,070.2	61.16	10,934.5	54.17
Excluding:
Unrecognized Pension and Postretirement Benefit Costs	(339.5)	(1.72)	(391.8)	(1.94)
Total Stockholders' Equity, Excluding Accumulated Other Comprehensive Loss	$12,409.7	$62.88	$11,326.3	$56.11

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	9

	Three Months Ended
	March 31, 2023	March 31, 2022
	Premium Income	Premium Income in Local Currency[1]		Weighted Average Exchange Rate[2]	Premium Income in Constant Currency

Unum International
Unum UK	$162.7		£122.7	1.215	$149.1
Unum Poland	25.9	zł	95.6	0.228	21.8
Total	188.6				170.9
Unum US	1,609.6		$1,543.0		1,543.0
Colonial Life	429.5		$430.7		430.7
Core Operations	$2,227.7				$2,144.6
1Premium income shown in millions of pounds for Unum UK, millions of zlotys for Unum Poland, and U.S. dollars for Unum US and Colonial Life.
2Exchange rate is calculated using the average foreign currency exchange rates for the most recent period, applied to the comparable prior period.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	10